Exhibit 99.1

AFFIRMATIVE INSURANCE HOLDINGS REPORTS FOURTH QUARTER AND FULL

YEAR 2011 FINANCIAL RESULTS

ADDISON, Texas, March 30, 2012 (GLOBE NEWSWIRE) — Affirmative Insurance Holdings, Inc. (Nasdaq:AFFM), a leading distributor and producer of non-standard personal automobile insurance policies, reported consolidated financial results for the fourth quarter and full year ended December 31, 2011.

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2011	2010	2011	2010
Gross written premium	$47.3	$70.5	$229.2	$353.9
Revenue	52.7	75.5	249.8	425.8
Operating loss	(8.3)	(44.4)	(9.9)	(63.4)
Net loss	(145.3)	(50.2)	(164.2)	(88.9)
Net loss per diluted share	(9.43)	(3.26)	(10.66)	(5.77)

Gary Kusumi, Chief Executive Officer, stated, “2011 was a disappointing year for reported financial results due in large part to non-cash charges and loss development related to our Michigan business, which we exited in 2011. We made improvements in claims, underwriting, product structure and a number of other areas during the year as reflected in our core operating results. The current market environment continues to be difficult, particularly with the increase in gas prices. Increasing revenue and matching the expense base against current premium volume is our greatest challenge. The entire organization is singularly focused on executing on our initiatives to return to profitability. We recognize the challenges we must overcome and the hard work that will be necessary to achieve our financial objectives.”

Operating Performance

•	For 2011, we had a net loss of $164.2 million, which included a goodwill and other intangible asset impairment charge of $141.8 million and losses from our Michigan business of $14.7 million.

As a result of adverse loss development in Michigan and recent premium production trends, the Company recorded a non-cash, pretax goodwill impairment charge of $140.1 million in the fourth quarter of 2011.

Significant declines in the fourth quarter of 2011 in premiums written in the markets corresponding to the recorded agency relationship compared with prior periods and forecast, as well as customer attrition rates indicated that the carrying amounts of definite-lived intangible assets were not recoverable, resulting in a non-cash impairment charge of $1.7 million.

•

Gross premiums written for the fourth quarter of 2011 decreased $23.2 million, or 32.9%, compared with the fourth quarter of 2010. For 2011, gross premiums written decreased $124.7 million, or 35.2%, compared with 2010. Declines in both periods were due to a number of actions taken during 2010 and into 2011 to increase prices and strengthen underwriting standards to improve profitability.

•

Total revenues for the fourth quarter of 2011 decreased $22.8 million, a 30.2% decrease from the fourth quarter of 2010. Total revenues for 2011 decreased $176.0 million, a 41.3% decrease from 2010. These decreases were due to the decline in gross premiums written and the effects of reinsurance purchased for 2011 and the fourth quarter of 2010.

•

Losses and loss adjustment expenses were 97.3% of net earned premium (the loss ratio), compared with a loss ratio of 159.1% in the comparable prior year quarter. For 2011, loss and loss adjustment expenses decreased to a loss ratio of 78.0% compared with 93.8% in 2010. The decline in the loss ratio for 2011 compared with 2010 was due to the pricing and underwriting actions that were taken as well as additional process changes implemented in the handling of claims to mitigate the significant increases in severity that occurred due to the claims initiatives. Also, there was $10.1 million of unfavorable prior period development primarily related to our Michigan business and $5.0 million of favorable prior period development in 2011 due to Vesta-related reserves, compared with 2010’s adverse loss development of $28.0 million primarily related to our 2009 Texas and Michigan business.

•

Selling, general and administrative (SG&A) expenses decreased $10.7 million in the fourth quarter of 2011, or 32.3%, to $22.4 million, compared with $33.1 million in the fourth quarter of 2010. Selling, general and administrative expenses for 2011 decreased $54.6 million, or 32.7%, compared with 2010, primarily due to a decrease in premium production and recognition of ceding commission income from the quota-share reinsurance agreements. Also contributing to lower SG&A expenses was a $9.0 million decrease in employee compensation and benefits primarily due to management actions to reduce expenses and a $5.2 million decrease due to lease termination and related charges.

Contact:	Michael J. McClure
Executive Vice President and Chief Financial Officer
(630) 560-7205
Michael.mcclure@affirmativeinsurance.com

About Affirmative

Affirmative Insurance Holdings, Inc. is a distributor and producer of non-standard personal automobile insurance policies and related products and services for individual consumers in targeted geographic markets. Non-standard personal automobile insurance policies provide coverage to drivers who find it difficult to obtain insurance from standard automobile insurance companies due to their lack of prior insurance, age, driving record, limited financial resources or other factors. Non-standard personal automobile insurance policies generally require higher premiums than standard automobile insurance policies.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” , or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements.

Do not unduly rely on forward-looking statements. They give the Company’s expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company’s business, earnings and/or financial condition.

AFFIRMATIVE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands, except per share data)

	Year Ended December 31,
	2011	2010	2009
Revenues
Net premiums earned	$176,549	$333,267	$365,416
Commission income and fees	67,885	83,508	79,368
Net investment income	4,992	4,926	9,441
Net realized gains	107	10,632	2,827
Other income (loss)	265	(6,566)	(817)

Total revenues	249,798	425,767	456,235

Expenses
Net losses and loss adjustment expenses	137,657	312,669	288,204
Selling, general and administrative expenses	112,327	166,916	162,688
Depreciation and amortization	9,674	9,622	9,475

Total expenses	259,658	489,207	460,367

Operating loss	(9,860)	(63,440)	(4,132)
Gain on extinguishment of debt	—	—	19,434
Loss on interest rate swaps	(2)	(961)	(6,412)
Interest expense	21,575	22,782	23,542
Goodwill and other intangible assets impairment	141,812	—	—

Loss from continuing operations before income tax (benefit) expense	(173,249)	(87,183)	(14,652)
Income tax expense (benefit)	(9,040)	1,748	22,394

Loss from continuing operations	(164,209)	(88,931)	(37,046)
Loss from discontinued operations (including loss on disposal of $961 in 2009)	—	—	(1,835)

Net loss	$(164,209)	$(88,931)	$(38,881)

Basic loss per common share:
Continuing operations	$(10.66)	$(5.77)	$(2.40)
Discontinued operations	—	—	(0.12)

Net loss	$(10.66)	$(5.77)	$(2.52)

Diluted loss per common share:
Continuing operations	$(10.66)	$(5.77)	$(2.40)
Discontinued operations	—	—	(0.12)

Net loss	$(10.66)	$(5.77)	$(2.52)

Weighted average common shares outstanding:
Basic	15,408	15,414	15,415

Diluted	15,408	15,414	15,415